Exhibit 99.1

China Shengda Packaging Group Inc. Reports Second Quarter 2014 Results

HANGZHOU, China, Aug. 14, 2014 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the second quarter ended June 30, 2014.

Mr. Daliang Teng, Chief Executive Officer of Shengda, commented, "we are pleased to announce solid second quarter results with revenues increasing both annually and sequentially, thanks to continued ramp of the paper mill at our Shuangsheng subsidiary that contributed $10.7 million in revenues and more than offset the weakness in our paper cartons business. Our gross margin continued to recover and reached the highest level to 17.4% since the second quarter of 2013, benefitting from lower material cost for our paper cartons business and narrower loss at Shuangsheng."

Mr. Teng continued, "While economic headwinds will likely continue to sap our customers' ability to expand, therefore negatively affecting our paper cartons business in the near term, we remain confident that the long-term growth prospects of our market, our vertical integration and geographical expansion strategy, and our execution capabilities will allow us to deliver significant long-term returns for our shareholders."

Second Quarter 2014 Financial Highlights:

  Revenues increased by 11.2% to $37.2 million for the second quarter of 2014 with revenues of paper cartons and other paper products decreasing 8.9% to $29.9 million as a result of decreases in both sales volume and average price per square meter.
  The paper mill at Shuangsheng, which officially went into production in June 2013, produced 30.2 thousand tons of corrugating medium paper and generated $10.7 million in revenues for the second quarter of 2014.
  Gross profit increased by 34.4% to $6.5 million for the second quarter of 2014. Gross margin was 17.4% for the second quarter of 2014 compared to 14.4% for the same period of last year. The increases in gross profit and gross margin were mainly due to decrease in raw material cost per square meter for our paper cartons business, which decreased by 8.6% to $0.30 for the second quarter of 2014 from $0.33 for the same period of last year.
  Net income attributable to the Company's stockholders was $1.1 million, or $0.03 per basic and diluted share, for the second quarter of 2014. This compares to net income attributable to the Company's stockholders of $0.8 million, or $0.02 per basic and diluted share, for the same period of last year.

ThreeMonthsEndedJune30,2014Results

Sales Analysis (Millions)	Three Months	Three Months
	Ended June 30,	Ended June 30,
	2014	2013

Revenues– Paper Cartons (millions)	$29.9	$32.8
Revenues– Corrugating Medium Paper (millions)	$10.7	$0.7
Revenues– Inter-segment Transactions Elimination (millions)	$(3.4)	NA
Color Cartons (% of total revenues)	29.5%	28.5%
Flexo Cartons (% of total revenues))	67.8%	69.5%
Paper Cartons Sales Volume (M sq meters)	77.3	82.9
Corrugating Medium Paper Sales Volume ('000 tons)	30.1	1.9
Color Cartons (average price per sq meter)	$0.39	$0.39
Flexo Cartons (average price per sq meter)	$0.38	$0.40
Corrugating Medium Paper (average price per ton)	$356	$356

Summary Results (Millions)	Three Months	Three Months
	Ended June 30,	Ended June 30,
	2014	2013

Revenues	$37.2	$33.5
Gross Profit	$6.5	$4.8
Gross Margin (%)	17.4%	14.4%
Operating Expenses	$4.8	$4.0
Operating Income	$1.7	$0.8
Operating Margin (%)	4.6%	2.4%
Net Income Attributable to Stockholders	$1.1	$0.8
EPS Basic & Diluted	$0.03	$0.02
Weighted Average Shares Outstanding (millions)	38.8	38.8

Total revenues for the second quarter of 2014 increased by $3.7 million, or 11.2% to $37.2 million from $33.5 million for the same period of last year. Revenues of paper cartons and other paper products decreased by $2.9 million, or 8.9%, to $29.9 million for the second quarter of 2014 from $32.8 million for the same period of last year. The decrease was mainly due to weakness in sales volume as a result of challenging economic environment. Sales volume of paper cartons decreased by 6.6% to 77.3 million square meters for the second quarter of 2014 from 82.9 million square meters for the same period of last year. Our paper mill generated $10.7 million revenues from corrugating medium paper with sales volume of 30.2 thousand tons and average selling price of $356 per ton, compared to revenues of $0.7 million on volume of 1.9 thousand tons and average selling price of $356 per ton for the same period of last year. Eliminating internal sales of approximately $3.4 million, revenues of external sales of corrugating medium paper was $7.3 million or 19.7% of total revenues for the second quarter of 2014.

Color cartons and flexo cartons accounted for 29.5% and 67.8% of total revenues for the second quarter of 2014, compared to 28.5% and 69.5%, respectively, for the same period of last year. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.39 and $0.38, respectively, for the second quarter of 2014, compared to approximately $0.39 and $0.40, respectively, for the same period of last year.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 21.0% and 19.1%, respectively, of total revenues for the second quarter of 2014, compared to 25.0% and 24.7%, respectively, for the same period of last year.

Gross profit increased by $1.7 million, or 34.4%, to $6.5 million for the second quarter of 2014 from $4.8 million for the same period of last year. The increase in gross profit was mainly due to decrease in raw material cost for our paper cartons business as well as narrower gross loss at our paper mill. Gross profit of paper cartons and other paper products increased by $1.0 million, or 19.4%, to $6.6 million for the second quarter of 2014 from $5.6 million for the same period of last year. Gross profit for color cartons and flexo cartons were $2.1 million and $4.5 million, respectively for the second quarter of 2014, compared to $1.7 million and $3.9 million, respectively, for the same period of last year. Gross profit of corrugating medium paper was negative $0.1 million for the second quarter of 2014, compared to negative $0.7 million for the same period of last year. Overall gross margin increased by approximately 3.0 points to 17.4% for the second quarter of 2014 from 14.4% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 22.2% and negative 1.4%, respectively, for the second quarter of 2014.

Selling expenses increased by $0.5 million, or 51.1%, to $1.6 million for the second quarter of 2014 from $1.1 million for the same period of last year. The increase was mainly related to the operation of Shuangsheng which went into production in June 2013. As a percentage of revenues, selling expenses for the second quarter of 2014 increased to 4.3% from 3.2% for the same period of last year.

General and administrative expenses increased by $0.2 million, or 6.5%, to $3.2 million for the second quarter of 2014 from $3.0 million for the same period of last year. As a percentage of revenues, general and administrative expenses for the second quarter of 2014 decreased to 8.5% from 8.9% for the same period of last year.

Net income attributable to the Company's stockholders was $1.1 million, or $0.03 per basic and diluted share, for the second quarter of 2014. This compares to net income attributable to the Company's stockholders of $0.8 million, or $0.02 per basic and diluted share, for the same period of last year.

Six Months Ended June 30, 2014 Results

Sales Analysis (Millions)	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2014	2013

Revenues– Paper Cartons (millions)	$56.0	$59.9
Revenues– Corrugating Medium Paper (millions)	$20.1	$0.7
Revenues– Inter-segment Transactions Elimination (millions)	$(6.6)	NA
Color Cartons (% of total revenues)	24.8%	28.4%
Flexo Cartons (% of total revenues))	55.8%	70.5%
Paper Cartons Sales Volume (M sq meters)	145.3	152.1
Corrugating Medium Paper Sales Volume ('000 tons)	55.5	1.9
Color Cartons (average price per sq meter)	$0.39	$0.40
Flexo Cartons (average price per sq meter)	$0.38	$0.39
Corrugating Medium Paper (average price per ton)	$362	$356

Summary Results (Millions)	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2014	2013

Revenues	$69.5	$60.6
Gross Profit	$10.6	$10.1
Gross Margin (%)	15.3%	16.7%
Operating Expenses	$9.5	$8.0
Operating Income	$1.1	$2.1
Operating Margin (%)	1.7%	3.4%
Net Income Attributable to Stockholders	$0.5	$1.6
EPS Basic & Diluted	$0.01	$0.04
Weighted Average Shares Outstanding (millions)	38.8	38.8

Total revenues for the six months ended June 30, 2014 increased by $8.9 million, or 14.8% to $69.5 million from $60.6 million for the same period of last year. Revenues of paper cartons and other paper products decreased by $3.9 million, or 6.5%, to $56.0 million for the six months ended June 30, 2014 from $59.9 million for the same period of last year. The decrease was mainly due to weakness in sales volume as a result of challenging economic environment. Sales volume of paper cartons decreased by 4.5% to 145.3 million square meters for the six months ended June 30, 2014 from 152.1 million square meters for the same period of last year. Our paper mill generated $20.1 million revenues from corrugating medium paper with sales volume of 55.5 thousand tons and average selling price of $362 per ton, compared to revenues of $0.7 million on volume of 1.9 thousand tons and average selling price of $356 per ton for the same period of last year. Eliminating internal sales of approximately $6.6 million, revenues of external sales of corrugating medium paper was $13.5 million or 19.4% of total revenues for the six months ended June 30, 2014.

Color cartons and flexo cartons accounted for 24.8% and 55.8% of total revenues for the six months ended June 30, 2014, compared to 28.4% and 70.5%, respectively, for the same period of last year. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.39 and $0.38, respectively, for the six months ended June 30, 2014, compared to approximately $0.40 and $0.39, respectively, for the same period of last year.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 21.5% and 20.0%, respectively, of total revenues for the six months ended June 30, 2014, compared to 26.5% and 27.0%, respectively, for the same period of last year.

Gross profit increased by $0.5 million, or 5.1%, to $10.6 million the six months ended June 30, 2014 from $10.1 million for the same period of last year. The increase in gross profit was mainly due to decrease in raw material cost for our paper cartons business. Gross profit of paper cartons and other paper products increased by $1.3 million, or 11.2%, to $12.1 million for the six months ended June 30, 2014 from $10.8 million for the same period of last year. Gross profit for color cartons and flexo cartons were $3.9 million and $8.2 million, respectively for the six months ended June 30, 2014, compared to $3.3 million and $7.5 million, respectively, for the same period of last year. Gross profit of corrugating medium paper was negative $1.4 million for the six months ended June 30, 2014, compared to negative $0.7 million for the same period of last year. Overall gross margin increased by approximately 1.4 points to 16.7% for the six months ended June 30, 2014 from 15.3% for the same period of last year. Gross margins for paper cartons and other paper products and corrugating medium paper were 21.5% and negative 7.1%, respectively, for the six months ended June 30, 2014.

Selling expenses increased by $1.3 million, or 55.3%, to $3.5 million for the six months ended June 30, 2014 from $2.2 million for the same period of last year. The increase was mainly related to the operation of Shuangsheng which went into production in June 2013. As a percentage of revenues, selling expenses for the six months ended June 30, 2014 increased to 5.0% from 3.7% for the same period of last year.

General and administrative expenses increased by $0.2 million, or 3.7%, to $6.0 million for the six months ended June 30, 2014 from $5.8 million for the same period of last year. As a percentage of revenues, general and administrative expenses for the six months ended June 30, 2014 decreased to 8.6% from 9.6% for the same period of last year.

Net income attributable to the Company's stockholders was $0.5 million, or $0.01 per basic and diluted share, for the six months ended June 30, 2014. This compares to net income attributable to the Company's stockholders of $1.6 million, or $0.04 per basic and diluted share, for the same period of last year.

Financial Condition

As of June 30, 2014, the Company had cash and cash equivalents of $9.5 million and restricted cash of $13.1 million. Shareholders' equity was $111.0 million, compared to $111.4 million at December 31, 2013. Net cash provided by operating activities was $7.8 million for the six months ended June 30, 2014, compared to net cash used in operating activities of $4.8 million for the same period of 2013. This was attributable to net income of $0.5 million, adjusted by depreciation and amortization expenses of $3.9 million, loss from disposal of property, plant, and equivalent of $0.6 million, and a net increase in cash from accounts and notes receivable of $3.3 million and a net decrease in cash from other working capital items of $0.5 million. Net cash used in investing activities was $3.0 million for the six months ended June 30, 2014, compared to $3.3 million for the same period of last year. The $3.0 million was used for purchases of property, plant and equipment. Net cash used in financing activities was $1.9 million for the six months ended June 30, 2014, compared to net cash provided by financing activities of $3.2 million for the same period of last year. During the six months ended June 30, 2014, we received proceeds from borrowings of $15.5 million, repaid $14.7 million loans, and added $2.7 million in restricted cash as collateral for loans.

Recent Development

On April 18, 2014, Great Shengda increased its equity investment in Shuangsheng amounting to RMB112 million (approximately $18.1 million). As a result, Shuangsheng has registered capital amounting to RMB200 million (approximately $32.4 million), with 98.68% held by Great Shengda and 1.32% held by Shuangdeng Paper Industrial Company Limited ("Shuangdeng Paper"), a company incorporated in PRC and controlled by the same ultimate stockholders of the Company.

On June 16, 2014, Shengda Concept was in incorporated in Yancheng city, Jiangsu province, PRC as a wholly-owned subsidiary of Great Shengda. With registered capital of RMB30.2 million (approximately $4.9 million), Shengda Concept is a development stage company which engages in - manufacturing and sales of paper cartons and paperboard as well as research and development of paper packaging technology.

On July 25, 2014, the Company held an annual meeting of its shareholders (the "Annual Meeting") at which a majority of the Company's shareholders (i) elected Messieurs Nengbin Fang, Zhen Yuan and Yaoquan Zhang and Ms. Congyi Fang to serve as a director of the Company; (ii) ratified the appointment of Marcum Bernstein & Pinchuk LLP ("Marcum BP") to serve as the Company's independent registered public accounting firm for 2014; and (iii) approved, on a non-binding and advisory basis, the executive compensation.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	June 30,	December 31,
ASSETS	2014	2013
Current assets	(Unaudited)
Cash and cash equivalents	$9,451,385	$6,569,495
Restricted cash	13,069,952	10,129,756
Accounts and notes receivable, net	39,016,432	42,710,653
Inventories	19,706,615	18,605,074
Prepayments and other receivables	2,894,590	1,583,203
Amount due from related parties	127,410	225,822
Deductable value added tax payable	1,855,162	3,056,867
Total current assets	86,121,546	82,880,870

Non-current assets
Property, plant and equipment, net	66,543,778	68,481,643
Land use right	11,761,519	11,988,879
Deferred tax assets	2,221,870	1,505,981
Goodwill	180,040	181,481
Total assets	$166,828,753	$165,038,854

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$34,497,775	$32,820,222
Amounts due to related parties	1,818,489	2,131,846
Accrued expenses and other payables	3,048,600	2,889,933
Taxes payable	1,132,253	1,215,127
Short-term loans	10,808,000	10,048,000
Current portion of long-term loans	-	4,500,000
Total current liabilities	51,305,117	53,605,128

Non-current liabilities
Long-term loans	4,500,000	-
Total liabilities	$55,805,117	$53,605,128

Commitment and contingencies
Equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 shares issued and outstanding at June 30, 2014 and December 31, 2013)	38,791	38,791
Additional paid-in capital	43,036,464	43,036,464
Appropriated retained earnings	7,655,969	7,240,218
Unappropriated retained earnings	48,474,846	48,360,582
Accumulated other comprehensive income	11,575,083	12,459,426
Total equity for stockholders of China Shengda Packaging	110,781,153	111,135,481
Noncontrolling interest	242,483	298,245
Total equity	111,023,636	111,433,726
Total liabilities and equity	$166,828,753	$165,038,854

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in US$)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$37,237,538	$33,488,279	$69,527,517	$60,580,249
Cost of goods sold	30,742,764	28,654,719	58,899,444	50,464,448
Gross profit	6,494,774	4,833,560	10,628,073	10,115,801
Operating expenses
Selling expenses	1,614,033	1,068,130	3,463,962	2,229,917
General and administrative expenses	3,168,636	2,976,096	6,011,684	5,796,187
	4,782,669	4,044,226	9,475,646	8,026,104
Other income (expenses)
Interest income	43,623	118,124	541,442	204,548
Interest expense	(354,923)	(186,519)	(678,608)	(314,221)
Subsidy income	214,193	226,870	214,193	323,574
Other	5,104	37,938	(636,341)	37,938
	(92,003)	196,413	(559,314)	251,839
Non-operating (income) expense	55,040	30,717	(61,046)	196,805
	55,040	30,717	(61,046)	196,805
Income before income tax expense and noncontrolling interest	1,565,062	955,030	654,159	2,144,731

Income tax expense	506,886	220,904	179,803	543,056
Net income	1,058,176	734,126	474,356	1,601,675
Net loss attributable to noncontrolling interest	9,531	22,915	55,659	28,778
Net income attributable to company's common stockholders	$1,067,707	$757,041	$530,015	$1,630,453

Basic and diluted earnings per share	$0.03	$0.02	$0.01	$0.04

Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811	38,790,811	38,790,811

Comprehensive income (loss):
Net income	1,058,176	734,126	474,356	1,601,675
Foreign currency translation adjustment	132,342	1,498,622	(884,446)	2,084,569
Comprehensive income (loss)	1,190,518	2,232,748	(410,090)	3,686,244
comprehensive loss attributable to noncontrolling interest	9,973	23,198	55,762	29,071
	$1,200,491	$2,255,946	($354,328)	$3,715,315

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Six Months Ended June 30,
	2014	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$474,356	$1,601,675

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	3,913,433	2,464,701
Deferred tax	(726,504)	(300,669)
Loss from disposal of property, plant and equipment	636,341	20,559
Change in operating assets and liabilities:
Restricted cash	(324,200)	3,730,288
Accounts and notes receivable	3,343,059	1,081,846
Inventories	(1,246,982)	(4,945,023)
Prepayments and other receivables	(1,316,122)	(1,627,764)
Accounts and notes payable	1,934,610	(8,074,364)
Amount due from(to) related party	(199,440)	237,425
Accrued expenses and other payables	244,698	1,674,009
Tax payables	1,102,166	(613,973)
Net cash (used in) provided by operating activities	7,835,415	(4,751,290)

Cash flows from investing activities
Purchase of property, plant and equipment	(3,202,028)	(3,285,327)
Proceeds from disposal of property, plant and equipment	175,615	12,814
Net cash used in investing activities	(3,026,413)	(3,272,513)

Cash flows from financing activities
Proceeds from short-term loans	10,998,480	3,235,879
Proceeds from long-term loans	4,497,226	-
Repayment of short-term loans	(10,187,980)	-
Repayment of current portion of long-term loans	(4,497,226)	-
Restricted cash	(2,690,860)	-
Net cash flows provided by(used in) financing activities	(1,880,360)	3,235,879

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(46,752)	150,103
Net changes in cash and cash equivalents	2,881,890	(4,637,821)
Cash and cash equivalents, beginning of period	6,569,495	11,903,937
Cash and cash equivalents, end of period	$9,451,385	$7,266,116

Cash paid during the period for:
Interest paid	$509,851	$314,221
Income taxes paid	$982,735	$648,626